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                                                                     EXHIBIT 4.3

                             STOCK OPTION AGREEMENT

     AGREEMENT, dated as of the 27th day of January 2000, by and among Wellington Capital Corporation, a New York corporation (the "Optionee"), and Neurotech Development Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Optionee and the Company entered into a Consulting Agreement dated January 27, 2000 (the "Consulting Agreement") which, among other things, entitles the Optionee to options to purchase 10,000,000 shares of the Company's common stock; and

     WHEREAS, the Optionee and the Company desire set forth the terms and conditions of such options.

     NOW, THEREFORE, in consideration of the agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. The Company hereby grants to the Optionee the option (the "Option"), subject to the terms and conditions hereof and in the Consulting Agreement, to purchase from the Company up to and including 10,000,000 shares of the Seller's common stock (the "Optioned Shares") at the price per share equal to $.01 per share (the "Exercise Price").

2. In the event that the Optionee exercises any Option, the Company shall transfer and deliver to the Optionee and the Optionee shall acquire all of the stock free and clear of all liens, pledges, encumbrances, charges and claims thereon. The Optioned Shares, shall on or before the time of delivery, be duly authorized, and when issued, will be duly and validly issued, fully paid and non-assessable and will not subject the Optionee or holder thereof to personal liability by reason of being such Optionee and/or holder. The Optioned Shares shall be registered in accordance with that certain Registration Rights Agreement dated as of January 27, 2000 by and between the parties hereto (the "Registration Rights Agreement").

3. The Optionee shall have the right to exercise any or all of its Option for ten (10) years (the "Term") from the date of this Agreement, subject to exercisability as set forth in the Consulting Agreement.

4. In no event shall the Optionee be entitled to exercise its Option in excess of that number of options which, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by the Optionee and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such exercise. For purposes of this Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Optionee may, as to itself only, waive the foregoing limitations by written notice to the Company upon not less than 61 days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

5. The Optioned Shares shall be deposited within 5 days from the date hereof and maintained in a brokerage account in the name of the Optionee, the selection of which shall be at the Optionee's discretion. The Optionee shall have no control over the Optioned Shares unless and until Optionee exercises its Option. The Company shall make all reasonable efforts, including but not limited to oral or written authorizations or other correspondence with necessary brokerage firms to ensure good and expeditious delivery of the common stock to the Optionee upon the exercise of any or all of the Options. The Optionee shall be obligated, upon the expiration of the Term, to return all Optioned Shares in its possession not exercised to the Company within five (5) days from the date of such expiration. Optionee shall not be entitled to
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dividends, voting rights or any other right, preference or privilege that comes with the beneficial ownership of the Optioned Shares unless and until Optionee exercises its Option.

6. If the Company (i) pays a dividend or makes a distribution on its common stock in shares of its common stock; (ii) subdivides its outstanding shares of common stock into a greater number of shares; (iii) combines its outstanding shares of common stock into a smaller number of shares; (iv) makes a distribution on its common stock in shares of its capital stock other than common stock; or (v) issues by reclassification of its common stock any shares of its capital stock; then the Exercise Price in effect and number of Optioned Shares issuable immediately prior to such action shall be proportionately adjusted so that the Optionee, for any Option thereafter exercised, may receive the aggregate number and kind of shares of capital stock of the Company which it would have owned immediately following such action if such Option had been exercised immediately prior to such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

     If after an adjustment, the Optionee upon exercise of an Option may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall determine in the good faith exercise of its reasonable business judgment the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to common stock in this Section 6.

     Such adjustment shall be made successively whenever any event listed above shall occur.

7. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement and is enforceable according to its terms. The Optionee and the Company both have the power and legal capacity to enter into this Agreement and to carry out their respective obligations hereunder.

8. The representations and warranties of any party to this Agreement contained herein shall survive the closing date and the closing, and all inspections, examinations or audits made by the other party or parties hereto.

9. All elections to exercise the options hereunder, notices, demands, requests or other communications (each a "Notice") required or permitted to be given to or made upon the parties hereunder shall be in writing and shall be either personally delivered, mailed, postage prepaid, be registered or certified mail, return receipt requested, sent by commercial overnight carrier or sent by facsimile, wire or other telegraphic communication to the other party addressed as follows, or at such other address as shall be designated by such party by a Notice given in accordance with this Section. Each such Notice shall be deemed given (a) if delivered personally or sent by commercial overnight carrier, when received; (b) if mailed, three (3) Business Days after depositing such notice, postage prepaid, in a mail receptacle under the exclusive legal control of the U.S. Postal Service; and (c) if sent by facsimile wire or other telegraphic communication, upon confirmed transmission. All notices to the Company and/or the Optionee shall be sent to their respective address set forth in the Consulting Agreement.

10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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11. Except as set forth in the Consulting Agreement and the Registration Rights
Agreement, each party will pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

12. This Agreement shall be construed under and in accordance with the laws of the State of New York, without giving effect to the choice of laws principles thereof.

13. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of each of the parties hereto.

14. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, restrictions, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

15. At any time and from time to time, upon the request of one of the parties hereto, the other parties shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the requesting party may reasonably request in order to fully effect the purposes of this Agreement and the transactions contemplated hereby.

                                NEUROTECH CAPITAL CORPORATION


                                By: /s/ Bernard Artz
                                   ----------------------------------
                                   Name:  Bernard Artz
                                   Title: Chairman & CFO

                                WELLINGTON CAPITAL CORPORATION


                                By: /s/ Marc A. Sharinn
                                   ----------------------------------
                                   Name:  Marc A. Sharinn
                                   Title: President

                                By: /s/ Colm O. Wrynn
                                   ----------------------------------
                                   Name:  Colm O. Wrynn
                                   Title: Secretary/Treasurer

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